                                                              EXHIBIT H (11) (A)
                              EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is made as of January 31, 2008 by and between NEW YORK LIFE INVESTMENT MANAGEMENT, LLC ("NYLIM") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company and the successor in interest to INVESTORS BANK & TRUST COMPANY ("Bank").

WHERAS, NYLIM and Bank have entered into a Master Fund Sub-Accounting and Sub-Administration Agreement dated June 30, 2005, as such agreement has been amended and extended from time to time (the "Master Agreement"); and

WHERAS, NYLIM and Bank desire to amend such Master Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in such agreements, it is agreed between the respective parties hereto as follows:


1) The Master Agreement between NYLIM and Bank is hereby amended by deleting Section 8(a) of the Master Agreement in its entirety and by inserting in lieu thereof the following:

          "The term of this Agreement shall continue through June 30, 2011 (the "Extension Term"), unless earlier terminated as provided herein.
          After the expiration of the Extension Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days, if NYLIM is the non-renewing party or one hundred eighty (180) days if Bank is the non-renewing party, prior to the expiration of the Extension Term or any Renewal Term, as the case may be.

               Either party hereto may terminate this Agreement prior to the expiration of the Extension Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice."


2)   Miscellaneous.

        (a) Except as amended hereby, the Master Agreement referenced herein shall remain in full force and effect.

        (b) This Extension may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                        NEW YORK LIFE INVESTMENT
                                        MANAGEMENT, LLC


                                        By: /s/ Brian A. Murdock
                                           ---------------------
                                        Name: Brian A. Murdock
                                        Title: President and CEO



                                        STATE STREET BANK AND TRUST COMPANY


                                        By: /s/ Stephen DeSalvo
                                           ---------------------
                                        Name: Stephen DeSalvo
                                        Title: Senior Vice President